EXHIBIT 5.1

March 6, 2007

Veolia Environnement

36-38 avenue Kléber

75116 Paris

Dear Ladies and Gentlemen:

In connection with a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 265,900 Ordinary Shares, nominal value € 5.0 per share (the “Securities”), of Veolia Environnement (the “Company”),

I, General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, such Securities have been validly authorized and will, when issued, be validly issued, fully paid, and non-assessable.

The foregoing opinion is limited to the laws of France, and I express no opinion as to the effect of the law of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement in giving such consent. I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Alain Tchernonog

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